Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined balance sheet combines (i) the historical consolidated balance sheets of Sirius Satellite Radio Inc. and its subsidiaries (“Sirius”) and XM Satellite Radio Holdings Inc. (“Holdings”, and its subsidiaries together with Holdings, “XM”), giving effect to the merger of Holdings and Vernon Merger Corporation (the “merger”), pursuant to which Holdings became a wholly-owned subsidiary of Sirius, as well as the refinancing of a substantial portion of XM’s existing indebtedness and raising of certain additional liquidity, which we refer to as the “Refinancing Transactions”, as if they had been consummated on March 31, 2008 and (ii) the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2008 and for the year ended December 31, 2007, giving effect to the merger and the Refinancing Transactions as if they had occurred on January 1, 2007. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. Intercompany transactions have not been eliminated as the preliminary estimates are not material to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed at the dates indicated. It may be necessary to further reclassify XM’s financial statements to conform to those classifications that are determined by the combined company to be most appropriate. While some reclassifications of prior periods have been included in the unaudited pro forma condensed combined financial statements, further reclassifications may be necessary.

The unaudited pro forma condensed combined financial statements were prepared using the purchase method of accounting with Sirius treated as the acquiring entity. Accordingly, consideration paid by Sirius to complete the merger with XM will be allocated to XM’s assets and liabilities based upon their estimated fair values as of the date of completion of the merger. The allocation is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Additionally, a final determination of the fair value of XM’s assets and liabilities, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of XM that exist as of the date of completion of the merger. Accordingly, the pro forma purchase price adjustments are preliminary, subject to further adjustments as additional information becomes available and as additional analyses are performed and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented below. Sirius estimated the fair value of XM’s assets and liabilities based on discussions with XM’s management, due diligence and information presented in public filings. Pending regulatory approval from the FCC, both companies were limited in their ability to share information. Therefore, certain valuations have not been performed on tangible and intangible assets and liabilities such as property and equipment and deferred revenue and therefore an estimate of fair value is not included as a pro forma adjustment. Upon completion of the merger, final valuations will be performed. Increases or decreases in the fair value of relevant balance sheet amounts including property and equipment, deferred revenue, debt and intangibles will result in adjustments to the balance sheet and/or statement of operations. There can be no assurance that the final determination will not result in material changes.

These pro forma results reflect the impact of the following Refinancing Transactions:

•	the repurchase of the $600 million aggregate principal amount of 9.75% Senior Notes due 2014 (the “9.75% Notes”) of XM Satellite Radio Inc. (“XM Inc.”) for cash,

•	the repurchase of $200 million aggregate principal amount of Senior Floating Rate Notes due 2013 (the “Senior Floating Rate Notes”) of XM Inc. for cash,

•	amendment of the indenture for Holdings’ 1.75% Convertible Senior Notes due 2009 (the “1.75% Notes”) to increase the interest rate to 10% per annum in return for the noteholders agreeing not to assert any claim that the merger constitutes a Fundamental Change under the existing indenture,

•	issuance by XM Inc. of $550 million aggregate principal amount of 7% Exchangeable Senior Subordinated Notes due 2014 (the “New Exchangeable Notes”),

•	issuance by XM Inc. of $778.5 million aggregate principal amount of 13% Senior Notes due 2014 (the “13% Senior Notes”), the debt balance of which is reflected herein net of original issue discount of approximately $78.4 million, and

•	payment of $309.4 million for XM’s transponder repurchase obligation, for both debt and equity holders of a consolidated variable interest entity.

Sirius expects to incur significant costs associated with integrating Sirius’ and XM’s businesses. The unaudited pro forma condensed combined financial statements do not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities. In addition, the unaudited pro forma combined consolidated financial statements do not reflect one-time fees and expenses of $25 million payable by Sirius as a result of the merger or payments contemplated by the Consent Decrees.

SIRIUS SATELLITE RADIO INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Operations

	For the Three Months Ended March 31, 2008
			Pro Forma
	Sirius	XM	Adjustments		Combined
	(in thousands, except per share amounts)

Revenue:
Subscriber revenue, including effects of mail-in rebates	$255,640	$275,725	$5,144	(a)	$536,509
Advertising revenue, net of agency fees	8,408	9,118	—		17,526
Equipment revenue	6,063	4,321	—		10,384
Other revenue	239	19,290	(5,144	)(a)	14,385

Total revenue	270,350	308,454	—		578,804
Operating Expenses (Excludes Depreciation Shown Separately Below)(1):
Cost of services:
Satellite and transmission	7,822	13,181	6,960	(b)	27,963
Programming and content	61,692	51,562	—		113,254
Revenue share and royalties	42,320	68,822	—		111,142
Customer service and billing	26,922	34,310	—		61,232
Cost of equipment	7,588	8,551	—		16,139
Broadcast and operations	—	17,451	(17,451	)(b)	—
Sales and marketing	38,467	—	43,001	(c)	81,468
Ad sales	—	4,703	(4,703	)(c)	—
Marketing	—	109,822	(38,298	)(c)	—
			(71,524	)(d)
Subscriber acquisition costs	89,824	—	71,524	(d)	161,348
General and administrative	48,778	30,729	10,491	(b)	89,998
Engineering, design and development	8,656	11,020	—		19,676
Depreciation and amortization	26,906	51,987	31,917	(f)	110,810

Total operating expenses	358,975	402,138	31,917		793,030

Loss from operations	(88,625)	(93,684)	(31,917)		(214,226)
Other Income (Expense):
Interest and investment income	2,802	1,675	—		4,477
Interest expense, net of amounts capitalized	(17,675)	(29,327)	(21,878	)(e)	(68,880)
Loss from impairment of investments	—	—	—		—
Loss from de-leveraging transactions	—	—	—		—
Other income (expense)	(77)	(7,602)	—		(7,679)

Total other income (expense)	(14,950)	(35,254)	(21,878)		(72,082)

Loss before income taxes	(103,575)	(128,938)	(53,795)		(286,308)
Income tax (expense) benefit	(543)	(331)	—		(874)

Net loss	$(104,118)	$(129,269)	$(53,795)		$(287,182)

Net loss per common share — basic and diluted					$(0.10)
Weighted average shares used in computing net loss per common share — basic and diluted					2,943,585

(1) Amounts related to stock-based compensation included in Operating expenses were as follows:

Satellite and transmission	$797	$642	$793	(b)	$2,232
Programming and content	2,789	2,543	—		5,332
Broadcast and operations	—	1,263	(1,263	)(b)	—
Customer service and billing	276	889	—		1,165
Sales and marketing	5,240	—	3,652	(c)	8,892
Ad sales	—	607	(607	)(c)	—
Marketing	—	3,045	(3,045	)(c)	—
Subscriber acquisition costs	14	—	—		14
General and administrative	11,998	6,052	470	(b)	18,520
Engineering, design and development	1,148	2,463	—		3,611

Total stock-based compensation	$22,262	$17,504	$—		$39,766

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

SIRIUS SATELLITE RADIO INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Operations

	For the Year Ended December 31, 2007
			Pro Forma
	Sirius	XM	Adjustments		Combined
	(in thousands, except per share amounts)

Revenue:
Subscriber revenue, including effects of mail-in rebates	$854,933	$1,005,479	$19,354	(a)	$1,879,766
Advertising revenue, net of agency fees	34,192	39,148	—		73,340
Equipment revenue	29,281	28,333	—		57,614
Other revenue	3,660	63,582	(19,354	)(a)	47,888

Total revenue	922,066	1,136,542	—		2,058,608
Operating Expenses (Excludes Depreciation Shown Separately Below)(1):
Cost of services:
Satellite and transmission	27,907	54,434	26,602	(b)	108,943
Programming and content	236,059	183,900	—		419,959
Revenue share and royalties	146,715	256,344	—		403,059
Customer service and billing	93,817	126,776	—		220,593
Cost of equipment	45,458	62,003	—		107,461
Broadcast and operations	—	65,067	(65,067	)(b)	—
Sales and marketing	173,572	—	243,915	(c)	417,487
			(223,323	)(c)
Marketing	—	482,466	(259,143	)(d)	—
Ad sales	—	20,592	(20,592	)(c)	—
Subscriber acquisition costs	407,642	—	259,143	(d)	666,785
General and administrative	155,863	150,109	38,465	(b)	344,437
Engineering, design and development	41,343	33,077	—		74,420
Depreciation and amortization	106,780	213,211	127,667	(f)	447,658

Total operating expenses	1,435,156	1,647,979	127,667		3,210,802

Loss from operations	(513,090)	(511,437)	(127,667)		(1,152,194)
Other Income (Expense):
Interest and investment income	20,570	14,084	—		34,654
Interest expense, net of amounts capitalized	(70,328)	(116,605)	(86,961	)(e)	(273,894)
Loss from de-leveraging transactions	—	(3,693)	—		(3,693)
Loss from impairment of investments	—	(39,665)	—		(39,665)
Other income (expense):	31	(26,004)	—		(25,973)

Total other income (expense)	(49,727)	(171,883)	(86,961)		(308,571)

Loss before income taxes	(562,817)	(683,320)	(214,628)		(1,460,765)
Income tax (expense) benefit	(2,435)	939	—		(1,496)

Net loss	$(565,252)	$(682,381)	$(214,628)		$(1,462,261)

Net loss per common share — basic and diluted					$(0.50)

Weighted average shares used in computing net loss per common share — basic and diluted					2,906,095

(1) Amounts related to stock-based compensation included in Operating expenses were as follows:
Satellite and transmission	$2,198	$2,308	$2,716	(b)	$7,222
Programming and content	9,643	8,855	—		18,498
Broadcast and operations	—	4,316	(4,316	)(b)	—
Customer service and billing	708	2,483	—		3,191
Sales and marketing	15,607	—	24,452	(c)	40,059
Advertising and marketing	—	12,833	(12,833	)(c)	—
Ad sales	—	1,910	(1,910	)(c)	—
Marketing	—	9,709	(9,709	)(c)	—
Subscriber acquisition costs	2,843	—	9,167	(d)	12,010
Subsidies and distribution	—	9,167	(9,167	)(d)	—
General and administrative	44,317	26,689	1,600	(b)	72,606
Engineering, design and development	3,584	7,929	—		11,513

Total stock-based compensation	$78,900	$86,199	$—		$165,099

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

SIRIUS SATELLITE RADIO INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Balance Sheet

	As of March 31, 2008
			Pro Forma
	Sirius	XM	Adjustments		Combined
	(in thousands, except share and per share amounts)

ASSETS
Current Assets:
Cash and cash equivalents	$252,508	$211,542	$38,083	(e)	$502,133
Accounts receivable, net of allowance for doubtful accounts	22,743	56,657	—		79,400
Receivable from distributors	69,992	—	—		69,992
Inventory, net	25,344	—	10,200	(h)	35,544
Related party current assets	—	99,746	—		99,746
Prepaid and other current assets	88,177	102,916	(10,200	)(h)	180,893

Total current assets	458,764	470,861	38,083		967,708
Property and equipment, net	798,852	677,509	161,772	(i)	1,638,133
System under construction	—	161,772	(161,772	)(i)	—
FCC license	83,654	141,412	1,158,588	(k)	1,383,654
Intangible assets, net	—	3,064	433,936	(k)	437,000
Goodwill	—	—	5,744,104	(l)	5,744,104
Related party prepaid expenses, net of current portion	—	136,726	—		136,726
			(42,975	)(s)
Other long-term assets	128,553	70,830	52,515	(e)	208,923

Total assets	$1,469,823	$1,662,174	$7,384,251		$10,516,248

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$320,897	$217,457	$22,025	(j)	$560,379
Accrued interest	12,626	39,671	(31,411	)(e)	20,886
Current portion of long-term debt	304,749	8,978	—		313,727
Due to related parties	—	64,819	—		64,819
Deferred revenue	561,710	433,059	—		994,769

Total current liabilities	1,199,982	763,984	(9,386)		1,954,580
Long-term debt	977,994	1,666,819	219,366	(e)	2,864,179
Deferred revenue, net of current portion	111,857	226,982	—		338,839
Other long-term liabilities	19,424	42,159	463,435	(g)	525,018

Total liabilities	2,309,257	2,699,944	673,415		5,682,616

Commitments and contingencies
Minority interest	—	60,208	(60,208	)(e)	—
Stockholders’ Equity:
Series A Convertible preferred stock, par value $0.001; 50,000,000 shares authorized, 24,808,959 shares issued and outstanding	—	54	(54	)(m)	25
			25	(o)
Common stock, $0.001 par value; 4,500,000,000 shares authorized, 2,968,820,907 shares issued and outstanding	1,499	3,195	(3,195	)(m)	2,969
			1,426	(p)
			44	(n)
Accumulated other comprehensive income, net of tax	—	9,345	(9,345	)(m)	—
Additional paid-in capital	3,662,157	3,199,554	(3,199,554	)(m)	9,333,728
			220,864	(q)
			165,139	(n)
			5,403,489	(p)
			(117,921	)(r)
Accumulated deficit	(4,503,090)	(4,310,126)	4,310,126	(m)	(4,503,090)

Total stockholders’ (deficit) equity	(839,434)	(1,097,978)	6,771,044		4,833,632

Total liabilities and stockholders’ (deficit) equity	$1,469,823	$1,662,174	$7,384,251		$10,516,248

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1.	Basis of Presentation

On February 19, 2007, we and XM jointly announced the execution of the Agreement and Plan of Merger with Holdings, under which Holdings’ business would be combined with ours through a merger of Holdings and Vernon Merger Corporation, our wholly-owned subsidiary, resulting in XM becoming direct or indirect wholly-owned subsidiaries of us. The original agreement, set to expire on March 1, 2008, was extended for rolling two week periods unless either party notified the other of its intention not to extend. The accompanying unaudited pro forma condensed combined financial statements present the pro forma consolidated financial position and results of operations of the combined company based upon the historical financial statements of Sirius and XM, after giving effect to the merger and adjustments described in these footnotes, and are intended to reflect the impact of the merger on us.

The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not give effect to any cost savings, revenue synergies or restructuring costs which may result from the integration of our and XM’s operations.

The unaudited pro forma condensed combined balance sheet reflects the merger and the Refinancing Transactions as if they were completed on March 31, 2008 and includes pro forma adjustments for our preliminary valuations of certain intangible assets. The pro forma debt balances do not include $162.5 million of incremental debt incurred by XM since March 31, 2008 or $78.4 million of original issue discount relating to the 13% Senior Notes. These adjustments are subject to further adjustment as additional information becomes available and additional analyses are performed. The unaudited pro forma condensed combined statements of operations reflect the merger and the Refinancing Transactions as if they had been completed on January 1, 2007.

The pro forma condensed combined balance sheet has been adjusted to reflect the preliminary allocation of the purchase price to identifiable net assets acquired and the excess purchase price to goodwill. The purchase price allocation included within these unaudited pro forma condensed combined financial statements is based upon a purchase price of approximately $5.8 billion. This amount was derived from the estimated number of shares of our common stock to be issued of approximately 1.5 billion, based on the outstanding shares of XM common stock, preferred stock and restricted stock on March 31, 2008 and the exchange ratio of 4.6 per each XM share, at a price of $3.79 per share, the average closing price of our shares of common stock for the two days prior to, including and two days subsequent to the public announcement of the merger. The actual number of newly issued shares of our common stock to be delivered in connection with the merger was based upon the actual number of XM shares issued and outstanding when the merger closed. The purchase price also includes the estimated fair value of warrants, restricted stock and stock options issued as of the closing date of the merger in exchange for similar securities of XM. XM options, restricted stock and warrants were exchanged for stock options, restricted stock and warrants in us and the price per share was adjusted for the 4.6 exchange ratio. Vested stock options, restricted stock and warrants issued by us in exchange for options, restricted stock and warrants held by employees and directors of XM were considered part of the purchase price. Accordingly, the purchase price included an estimated fair value of stock options, restricted stock and warrants of approximately $221 million.

The fair value of the Sirius options that were issued in exchange for XM options was estimated by using the Black-Scholes option pricing model with market assumptions. Option pricing models require the use of highly subjective market assumptions, including expected stock price volatility, which if changed can materially affect fair value estimates. The more significant assumptions used in estimating the fair value include volatility of 60 percent, an expected life of 1-6 years based on the age of the original award, and a risk-free interest rate of 2.46%.

The preliminary consideration is as follows:

			Additional
	Common	Preferred	Paid in
	Stock	Stock	Capital	Total
	(in thousands)

Total Consideration
Issuance of Sirius common stock to XM stockholders (1.4 billion shares at $3.79)	$1,426	$—	$5,403,489	$5,404,915
Issuance of Sirius preferred stock to XM stockholders (24.8 million shares at $3.79)	—	25	—	25
Issuance of Sirius common stock to XM restricted stockholders (43.6 million shares at $3.79)	44	—	165,139	165,183
Estimated fair value of outstanding XM stock options and restricted stock (See Note 2q)	—	—	155,672	155,672
Estimated fair value of outstanding XM warrants (See Note 2q)	—	—	65,191	65,191

Total consideration	$1,470	$25	$5,789,491	$5,790,986

The table below represents a preliminary allocation of the total consideration to XM’s tangible and intangible assets and liabilities based on management’s preliminary estimate of their respective fair values as of March 31, 2008.

Total
(in thousands)

XM historical net book value of assets and liabilities assumed	$(1,037,770)
XM minority interest assumed	(60,208)
Elimination of XM historical FCC license	(141,412)
Adjustment to fair value FCC license	1,300,000
Elimination of XM historical intangible asset related to subscriber and advertiser relationships and trademarks	(3,064)
Adjustment to fair value intangible assets related to subscriber and advertiser relationships and trademarks	437,000
Adjustment to deferred taxes related to increased FCC license carrying value	(463,435)
Estimated transaction costs	(65,000)
Residual goodwill created from the merger	5,744,104
Unrecognized compensation on unvested stock options and restricted stock	117,921
Loss on commitment to purchase transponders of XM-4 satellite	(16,057)
Write-off of debt issuance costs	(21,093)

Total consideration allocated	$5,790,986

Upon completion of the fair value assessment after the merger, we anticipate that the ultimate price allocation will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

Note 2.	Pro Forma Adjustments

a. Reclassify XM’s activation revenue which was reported in XM’s other revenue to subscriber revenue to conform to our presentation.

b. Reclassify XM’s broadcast expense included in broadcast and operation expenses to satellite and transmission and reclassify XM’s operation expense, which includes facilities and information technology expense, included in broadcast and operation expense to general and administrative expenses to conform to our presentation.

c. Reclassify (i) ad sales expense and (ii) advertising and marketing and retention and support included in marketing to sales and marketing to conform to our presentation.

d. Reclassify subsidies and distribution included in marketing to subscriber acquisition costs to conform to our presentation.

e. Reflects the impact of the refinancing transactions. The following table details the impact to long-term debt and interest expense related to these transactions (in thousands):

	Actual			Pro Forma
	Debt	Interest	Interest	Debt	Interest	Interest
	Outstanding	Expense	Expense	Outstanding	Expense	Expense
	at March 31,	for March 31,	for December 31,	at March 31,	for March 31,	for December 31,
	2008	2008	2007	2008	2008	2007

9.75% Senior Notes	$600,000	$14,625	$58,500	$—	$—	$—
1.75% Notes	400,000	1,750	7,000	400,000	10,000	40,000
Senior Floating Rate Notes	200,000	4,000	19,717	—	—	—
Variable Interest Entity	230,739	5,749	20,293	—	—	—
New Exchangeable Notes(1)	—	—	—	550,000	8,250	33,000
13% Senior Notes	—	—	—	700,105	28,112	112,449

Totals	$1,430,739	$26,124	$105,510	$1,650,105	$46,362	$185,449

(1)	An interest rate of 6% is assumed for the New Exchangeable Notes. A change of 0.125% in the interest rate for the New Exchangeable Notes would change annual interest expense by $688 thousand.

The impact to outstanding debt is an increase of $219,366. Interest expense also increases by $20,238 and $79,939 for the three months ended March 31, 2008 and the twelve months ended December 31, 2007, respectively.

The debt issuance costs resulting from these refinancing activities totaling $69,238 are reflected in the pro forma condensed combined balance sheet in Other long-term assets. Interest expense also increases by $1,639 and $7,022 for the three months ended March 31, 2008 and the twelve months ended December 31, 2007, respectively.

Following the merger, XM is required to make an offer to repurchase the transponders of its XM-4 satellite in accordance with the terms of a sale-leaseback transaction. The expected payout to settle this obligation is $76,265 which is comprised of a minority interest payable of $60,208 at March 31, 2008 and a loss on the redemption of $16,057.

At March 31, 2008, there was $31,411 of accrued interest expense.

The 13% Senior Notes are reflected net of original issue discount of $78,394.

f. Adjustment to reflect the additional amortization expense due to the adjustment of certain XM’s intangible assets to fair value at the time of the merger (See Note 1). Pro Forma amortization expense for the twelve months ended December 31, 2007 and three months ended March 31, 2008 of $128 million and $32 million, respectively, was recorded utilizing the straight-line method of amortization for the following intangible assets:

			Pro Forma	Pro Forma
			Amortization	Amortization
			Expense for	Expense for
	Fair Value at	Estimated Useful	March 31,	December 31,
	Acquisition	Lives (Years)	2008	2007
	(dollars in thousands)

Subscriber relationships	$350,000	3	$29,167	$116,667
Advertiser relationships	7,000	7	250	1,000
Trademarks	80,000	8	2,500	10,000

Pro forma amortization expense			$31,917	$127,667

g. Reflects the adjustment to record the deferred tax liability for the incremental fair value adjustment of the FCC license included as a pro forma adjustment in the balance sheet calculated as follows (in thousands):

Net adjustment to fair value FCC license	$1,158,588
Combined federal and state rate	40%

Deferred tax liability	$463,435

h. Reflects the estimated reclassification of XM’s net inventory included in prepaid and other current assets to inventory to conform to our presentation.

i. Reflects the estimated reclassification of XM’s system under construction costs to property and equipment to conform to our presentation.

j. Reflects the adjustment to record as liabilities the estimated transaction cost to be incurred by us. Included in the pro forma adjustment is our estimated investment banking, attorney and independent accountant fees, and other transaction-related costs.

k. Reflects a preliminary allocation of the purchase price to XM’s FCC License and certain long-lived intangible assets. The remaining unallocated purchase price was allocated to Goodwill (See Note 1). The preliminary allocation of the purchase price was calculated as follows (in thousands):

	Book Value as of	Fair Value as of	Pro Forma
	March 31, 2008	March 31, 2008	Adjustment	Fair Value Range

FCC License	$141,412	$1,300,000	$1,158,588	$1,000,000 - $1,500,000
Intangibles, net	3,064	437,000	433,936	$381,000 - $495,000

The fair value of XM’s FCC license was based on the Greenfield Method. The key assumptions in building the model included projected revenues and estimated start up costs, which were based primarily on the operating histories of XM and Sirius. The fair value of XM’s trademarks was estimated based on the Relief from Royalty Method. The royalties relieved for the use of the XM trademarks were computed by multiplying the projected revenues by a hypothetical royalty rate. The resulting royalties relieved represent the cost saved by XM from not having to license the trademarks from another owner. The estimation of a hypothetical royalty rate was based on comparable licensing agreements and the perceived impact the trademarks have on the expected cash flow of XM. The fair values of XM’s subscriber and advertising relationships were based on projected discounted cash flows, which were derived from projected revenues after adjusting for attrition rates based on XM’s historical experience.

Each of these calculations included an estimated discount rate which incorporates the difficulties and uncertainties associated with the satellite radio industry.

The final purchase price allocations may result in different allocations for tangible and intangible assets than presented in the unaudited pro forma condensed combined financial statements, and those differences could be material.

l. Residual goodwill created from the merger (See Note 1).

m. Eliminate the historical stockholders’ deficit accounts of XM at March 31, 2008.

n. Reflect the issuance of 4.6 shares of our common stock for each share of XM restricted shares outstanding as follows (in thousands except for share data):

XM restricted shares outstanding at March 31, 2008	9,474,765
Exchange ratio	4.6
Sirius common shares to be issued	43,583,919
Price per share	$3.79
Aggregate value of Sirius consideration	$165,183
Value attributed to par at $.001 par value	$44
Balance to capital in excess of par value	$165,139

o. Reflect the issuance of 4.6 shares of our preferred stock for each share of XM preferred stock outstanding as follows (in thousands except for share data):

XM preferred shares outstanding at March 31, 2008	5,393,252
Exchange ratio	4.6
Sirius preferred shares to be issued	24,808,959
Value attributed to par at $.001 par value	$25

p. Reflect the issuance of 4.6 shares of our common stock for each share of XM common stock outstanding as follows (in thousands except for share data):

XM common shares outstanding at March 31, 2008	310,021,501
Exchange ratio	4.6
Sirius common shares to be issued	1,426,098,905
Price per share	$3.79
Aggregate value of Sirius consideration	$5,404,915
Value attributed to par at $.001 par value	$1,426
Balance to capital in excess of par value	$5,403,489

q. Reflect the fair value of XM’s employees’ stock options, warrants and restricted stock. The fair value of XM’s options to be exchanged for Sirius options was estimated using a Black Scholes pricing model. Option pricing models require the use of highly subjective assumptions including expected stock price and volatility, that when changed, can materially affect fair value estimates. The more significant assumptions used in estimating the fair value include volatility of 60 percent, an expected life of 1-6 years based on the age of the original award, and a risk-free interest rate of 2.46%.

r. Reflect the revaluation of XM’s unvested stock options and restricted stock as of March 31, 2008. The original valuation of these awards were determined by XM at the original grant dates. Upon completion of the merger, these awards will be revalued using current market assumptions. The fair value of these awards approximates $120 million at March 31, 2008. Annual compensation expense related to these awards is expected to approximate the historic compensation expense. Total compensation expense for these awards for the period ended March 31, 2008 was approximately $18 million. For unvested stock options, the average remaining vesting period is 1.51 years and the average remaining contractual life is 5.63 years. For unvested restricted stock awards, the average remaining vesting period is 1.9 years. Pursuant to FAS 123(R), unvested awards are not considered a component of purchase price and are solely recognized in compensation expense in future periods. $120 million is a reduction of additional paid-in capital.

s. Reclassify transaction related costs from Other long-term assets to Goodwill.